Exhibit 99.1

1150 15TH STREET, NW   |   WASHINGTON, DC 20071   |   (202) 334-6000

Larry D. Thompson Elected a Director of

The Washington Post Company

WASHINGTON—June 9, 2011—The Washington Post Company (NYSE: WPO) announced today that Larry D. Thompson has been elected to the Board of Directors. His election increases the Company’s board to 11 members.

Mr. Thompson retired in May 2011 as Senior Vice President of Government Affairs, General Counsel and Secretary of PepsiCo, a position he assumed in October 2004. His responsibilities included PepsiCo’s worldwide legal function, as well as its government affairs organization. Recently, he was named John A. Sibley Professor of Corporate and Business Law at the University of Georgia School of Law. Previously, Mr. Thompson served as a Senior Fellow with The Brookings Institution. His government career included serving in the U.S. Department of Justice as Deputy Attorney General and leading the Department’s National Security Coordination Council. In 2002, President George W. Bush named Mr. Thompson to head the Corporate Fraud Task Force.

Previously, he was a partner in the Atlanta law firm of King & Spaulding, where he practiced in the antitrust and litigation departments. He also served as the U.S. Attorney for the Northern District of Georgia. Later he was appointed Independent Counsel for the Department of Housing and Urban Development Investigation by the Special Panel of the U.S. Circuit Court Judges appointed by the U.S. Supreme Court. In April 2000, Mr. Thompson was selected by Congress to chair the bi-partisan Judicial Review Commission on Foreign Asset Control.

Donald E. Graham, Chairman and Chief Executive Officer of The Washington Post Company, said: “Larry’s tremendous knowledge and reputation in both the corporate and government worlds will make him a very valuable director of our Company.”

Mr. Thompson received a BA from Culver-Stockton College, an MA from Michigan State University and a law degree from the University of Michigan. He was born on November 15, 1945.

Mr. Thompson serves on the boards of directors of the Southern Company and Cbeyond. He also serves on the boards of various Franklin, Templeton and Mutual Series Funds. He serves on the Board of Directors of the National Center for State Courts and the Board of Trustees of The Arch Foundation for the University of Georgia and is an elected Fellow of the American Board of Criminal Lawyers. He is a recipient of the Edmund Jennings Randolph Award for outstanding contributions to the accomplishment of the Department of Justice’s mission, the Outstanding Litigator Award by the Federal Bar Association and the A. T. Walden Award for outstanding accomplishments to the legal profession by the Gate City Bar Association in Atlanta.

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Press Contact:	Rima Calderon
(202) 334-6617
calderonr@washpost.com